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                                                                    EXHIBIT 3.4


                               AMENDMENT NO. 3 TO
            AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                           EOTT ENERGY PARTNERS, L.P.


         THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EOTT ENERGY PARTNERS, L.P. (this "Amendment"), dated as of February 13, 1997, is entered into by EOTT Energy Corp., a Delaware corporation, as the General Partner, pursuant to authority granted to it in
Section 15.1(d) of the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P., dated as of March 25, 1994 (the "Partnership Agreement").

         WHEREAS, Section 15.1(d)(i) of the Partnership Agreement provides that each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement, and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

         WHEREAS, the General Partner has determined that the change reflected in this Amendment will be beneficial to the Limited Partners, including the holders of the Common Units;

         NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

         1. AMENDMENT RELATING TO AVAILABLE CASH IN EXCESS OF MINIMUM QUARTERLY DISTRIBUTION. Section 5.3 of the Partnership Agreement is hereby amended by adding a new paragraph (d) at the end thereof, to read as follows:

                  (d) Notwithstanding anything to the contrary herein, any Special Limited Partner may, at its election with respect to any calendar quarter, waive its right to receive any distribution of Available Cash pursuant to Section 5.4(d) by so notifying the General Partner prior to the time such distribution is made, and in such case the Partnership shall retain such Available Cash for distribution in subsequent periods or for use in the Partnership's business in subsequent periods. Any amounts so retained will nevertheless be considered Available Cash for such calendar quarter for purposes of subparagraph (b)(ii) of the definition of Subordination Period.

        2. AMENDMENTS RELATING TO PARTIAL CONVERSIONS OF SUBORDINATED UNITS.
Section 5.7(c) of the Partnership Agreement is hereby amended to read in its entirety as follows:

                  (c) After the end of the Subordination Period or upon the exercise by the Underwriters of the Overallotment Option (to the extent of any Subordinated Units affected by such exercise of the Overallotment Option as provided in subparagraph (b) immediately above), once the General Partner determines, based on advice of counsel, that a Subordinated Unit that the holder thereof desires to convert into a Common Unit has, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit then Outstanding, then such Subordinated Unit may, at the option of the holder thereof (which option may be exercised at any time after the end of the Subordination Period and from time to time as to some or all of the Subordinated Units held by such holder), be converted to a Common Unit (on a one-for-one basis) and from that time forward (which time shall, except as provided in subparagraph (b) above, in no event commence before the first day following the end of the Subordination Period) shall constitute a Common Unit for all purposes under this Agreement. In connection with the condition set forth above, it is understood that the General Partner may take



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          whatever reasonable steps are required to provide economic uniformity to the Subordinated Units in preparation for a conversion into Common Units, including the application of Sections 4.4(c) and 5.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Limited Partners holding Common Units or the Record Holders of any class of Units.

Section 5.1(d)(x) of the Partnership Agreement is hereby amended to read in its entirety as follows:

         (x) Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, if any, shall be allocated 100% to each Partner that holds Subordinated Units and that desires to convert such Subordinated Units into Common Units, such allocation to be made in the proportion of the number of Subordinated Units held by such Partner that such Partner desires to convert to the total number of Subordinated Units that all holders desire to convert, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Subordinated Units that such Partner desires to convert to an amount equal to the product of (A) the number of Subordinated Units that such Partner desires to convert and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Subordinated Units to be converted and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 4.4(c)(ii) does not otherwise provide such economic uniformity to the Subordinated Units.

         Following the end of the Subordination Period any Subordinated Units not converted into Common Units will be designated as "Class B Common Units," and all references in the Partnership Agreement to Subordinated Units will be deemed to be references to the Class B Common Units.

         Capitalized terms used but not defined herein are used as defined in the Partnership Agreement. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

                                            GENERAL PARTNER:

                                                     EOTT ENERGY CORP.


                                                     By: /S/  PHILIP J. HAWK
                                                        -----------------------
                                                              Philip J. Hawk
                                                              President

                                            LIMITED PARTNERS:

                                                     All Limited Partners now
                                                     and hereafter admitted as
                                                     limited partners of the
                                                     Partnership, pursuant to
                                                     Powers of Attorney now and
                                                     hereafter executed in
                                                     favor of, and granted and
                                                     delivered to, the General
                                                     Partner.
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                                            By:      EOTT Energy Corp.,
                                                     General Partner,
                                                     as attorney-in-fact
                                                     for all Limited
                                                     Partners pursuant
                                                     to the Powers of
                                                     Attorney granted
                                                     pursuant to
                                                     Section 1.4.


                                                     By: /s/  PHILIP J. HAWK
                                                        ---------------------
                                                             Philip J. Hawk
                                                             President